EXHBIT 4.5

 DATED1998SHARE PURCHASE AGREEMENT- between -VAN DER LINDEN HOL DING BVSTEINBERG HOLDING BVTOHO PHARMACEUTICAL CO LTDhereinafter
    referred to as the "Vendors"- and -PAREXEL INTERNATIONAL
      CORPORATIONhereinafter referred to as the "Purchaser"




LAWRENCE GRAHAM
190 Strand
London WC2R 1JN
Tel: 0171-379 0000
Fax: 0171-379 6854
Ref: RWE/0627323.01A

SHARE PURCHASE AGREEMENT dated       1998 BETWEEN
(1) VAN DER LINDEN HOLDING BV, a company incorporated under the laws of [the Netherlands], having its corporate seat at [
];
(2) STEINBERG HOLDING BV, a company incorporated under the laws of [the Netherlands] having its corporate seat at
       [                     ];
(3) TOHO PHARMACEUTICAL CO LTD, a company incorporated under the laws of Japan, having its corporate seat at
       [             ];
       hereinafter together referred to as "the Vendors";
       and
(4) PAREXEL INTERNATIONAL CORPORATION, a company incorporated under the laws of Massachusetts, having its corporate seat
       at [     ], hereinafter referred to as "Purchaser";
       and
(5)    Mrs Els van der LINDEN of [                          ];
(6)    Mr Louis-Paul STEINBURG of [                      ];
       hereinafter together referred to as "the Guarantors".
WHEREAS
a.     the Vendors hold [the entire issued share capital,
       [       shares] numbered [  ] through [   ] in the capital
       of MIRAI B.V., a limited liability company incorporated under the laws of the Netherlands, having its corporate
       seat at [    ], registered number 206.308 (Amsterdam)
       hereinafter referred to as "the Company". The shares in the capital of the Company held by the Vendors are hereinafter referred to as "the Shares";
b.     [  ];

HAVE AGREED AS FOLLOWS:
Article 1: Sale and purchase
1.1 The Vendors herewith sell the Shares to the Purchaser, who herewith purchases and accepts the Shares (together with all accrued rights and benefits) from the Vendors for the consideration described in Article 1.2 ("the Consideration").
1.2 The Consideration shall be satisfied by the allotment and issue (subject to sub-article 1.3 below) to the Vendors of
       [   ] Common Stock of US$0.01 each of the Purchaser
       ranking pari passu with the Common Stock of the Purchaser in issue at Completion and credited as fully paid ("the Consideration Shares").
1.3 A proportion of the Consideration Shares amounting in aggregate to [10%] of the total Consideration Shares shall not be issued to the Vendors on the date hereof but shall be held in escrow on the terms and conditions set out in Articles 3.5 and 3.6.
Article 2: Transfer
2.1    Transfer of the Shares will take place on [   ], or such
       earlier or later date as parties will agree to in writing (hereinafter referred to as "the Transfer Date"), in front of a civil law notary, in accordance with the relevant clauses of the Articles of Association of the Company and the law.
2.2    The Consideration Shares shall be issued at the Transfer
       Date.
2.3 All costs related to the transfer of the Shares shall be shared equally by the Purchaser and the Vendors.
2.4 Parties commit themselves herewith to perform all (legal) acts as necessary for the transfer of the Shares.
Article 3: Representations and warranties
3.1 In this Agreement and Annex 1 the expression "Warranty" shall mean those representation and warranties made to the Purchaser by the Vendors set out in this Agreement and in Annex 1;
3.2 The Purchaser has entered into this Agreement and proposes to acquire the Shares on the faith of the Warranties and the further representations by the Vendors/Guarantors that all information relating to the Company and its business which is at the date hereof known or would on reasonable enquiry be known to the Vendors/Guarantors and which ought to be disclosed to a purchaser of the Shares has been disclosed to the Purchaser. The Vendors/Guarantors represent and warrant to the Purchaser that each and every separate Warranty as listed in Annex 1 hereto is true and correct both at the date of signing of this agreement and at the Transfer Date.
3.4 The expression "the Company" where used in this Agreement (and in Annex 1) shall mean the Company and each of the subsidiaries listed in Annex 2 ("the Subsidiaries"). Accordingly the representations and warranties contained in this Agreement shall apply in each case to the Company and to the Subsidiaries and (without prejudice to the generality) any references in this Agreement (and the Annexures) to any statutory provision, regulation or accounting principles applying in the Netherlands shall be deemed to include references to any equivalent provision, regulation or accounting principles in any jurisdiction in which any Subsidiary is incorporated and/or carries on business and any reference to any governmental or administrative authority or agency shall include references to any equivalent governmental or administrative authority in any other relevant jurisdiction.
3.5 At the signing, each Vendor shall be deemed to have directed Purchaser to withhold from delivery ten percent (10%) of the Consideration Shares. The Consideration Shares withheld are herein referred to as the "Holdback Shares". The Holdback Shares shall be issued to the Vendor but held in escrow by Purchaser, subject to the terms and conditions hereinafter set forth. Holdback Shares shall be considered issued and outstanding shares of capital stock of Purchaser and each Vendor shall be entitled to vote such shares and receive any and all dividends or distributions payable with respect to such shares.
3.6    The Holdback Shares shall be distributed to the Vendors as follows:
       3.6.1 promptly after the earlier to occur of (i) the delivery by Price Waterhouse LLP of its report on Purchaser's financial statements for the fiscal year ended June 30, 1998, or (ii) January [], 1999, the Holdback Shares shall be distributed to the Vendors, except that the portion of the Holdback Shares having a fair market value as of the signing date most nearly equal to the damages incurred by the Purchaser as to which a claim shall have been previously and duly delivered to the Vendors, shall continue to be withheld in escrow. The amount of such damages shall be based upon a written certification of the Chief Executive Officer of Purchaser to the Vendors as to the amount of damages incurred, together with supporting documentation. The balance of the Holdback Shares not so withheld shall be distributed to the Vendors;
       3.6.2 the Holdback Shares not so distributed to the Vendors pursuant to subsection 3.6.1 shall be retained by Purchaser in escrow until such pending claims are resolved; provided, however, that upon the disposition of any such claim prior to the disposition of all such claims, Purchaser shall distribute to the Vendors that amount of the Holdback Shares having a value as of the signing date in excess of 100% of the aggregate amounts of the remaining damages incurred as determined above.
Article 4: Period until Transfer Date
4.1 The Vendors will not alienate, or vest any security right or grant an option on the Shares between the date of signing of this agreement and the Transfer Date.
4.2 The Vendors represent and warrant that as from the date of signing of this agreement until the Transfer Date the Company will not enter into any transaction or commit itself other than in the ordinary and usual course of its business.
Article 5: Directors
5.1 On the Transfer Date, prior to transfer of the Shares, the Vendors shall deliver to the Purchaser resignation letters from all of the members of the Executive Board [and Supervisory Board] of the Company, in which they resign effective on the Transfer Date as member of [this Board/these Boards] and waive any claim against the Company for remuneration or loss of office.
Article 6: Compliance with US law
Each Vendor and Guarantor:
6.1    warrants and represents to the Purchaser that the
       Vendor/Guarantor:-
       6.1.1 is acquiring the Consideration Shares for his own account and not on behalf of any other person, and the Vendor/Guarantor is acquiring the Consideration Shares for investment purposes and not with a view towards distribution and has no present arrangement to sell the Consideration Shares;
       6.1.2  is not an officer or director of any affiliate of
              the Purchaser;
6.2 acknowledges and agrees that the Consideration Shares have not been registered under the Act, and may not be offered or sold unless the Consideration Shares are registered under the Act or an exemption from the registration requirements of the Act is available;
6.3 acknowledges that the Consideration Shares are being offered and sold to him in reliance on specific exemptions from the registration requirements of the United States Federal and State securities laws and that the Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgements and understandings of the Vendor/Guarantor set forth herein in order to determine the applicability of such exemptions and the suitability of Vendor/Guarantor to acquire the Consideration Shares;
6.4 acknowledges that it is his responsibility to satisfy himself as to the full observance by this transaction and the sale of the Consideration Shares to him of the laws of any jurisdiction outside the United States and that he has done so;
6.5 acknowledges that in the view of the United States Securities and Exchange Commission, the statutory basis for the exemption claimed for the transactions would not be present if the offer and sale of the Consideration Shares to the Vendor/Guarantor is part of a plan or scheme to evade the registration provisions of the Act and the Vendor/Guarantor confirms that this transaction is not part of any such plan or scheme;
6.6 has received and carefully reviewed the Purchaser's Annual Report on form 10-K for the fiscal year June 30, 1997, Quarterly Reports on Form 10-Q for the Quarters Ended September 30 [and December 31], 1997, Current Reports on
       Form 8-K dated October 23 1997 and [            ] 1998,
       and Proxy Statement dated October 8, 1997 (the "SEC Reports") and has had a reasonable opportunity to ask questions of and receive answers from the Purchaser concerning the Purchaser, and all such questions, if any, have been answered to the full satisfaction of the Vendor/Guarantor.
6.7 acknowledges that no representations or warranties have been made to him by the Purchaser or any agent, employee or affiliate of the Purchaser and in entering into this transaction the Vendor/Guarantor is not relying upon any information, other than that contained in this Agreement and the results of independent investigations by the Vendor/Guarantor;
6.8 has not sold, exchanged, transferred, pledged, disposed or otherwise reduced his risk relative to the Consideration Shares during the 30 day period preceding the date hereof;
6.9 acknowledges and agrees that this transaction is intended to be accounted for as a pooling of interests for financial accounting purposes, and, in that regard the Vendor/Guarantor hereby agrees with the Purchaser that the Vendor/Guarantor will not sell, exchange, transfer, pledge, dispose or otherwise reduce his risk to the Consideration Shares during the period which begins on the date hereof and ends at such time as the Purchaser publicly announces financial results covering at least thirty days of post-closing combined operations of the Purchaser and the company (the "Pooling Lock-up Period") and the Purchaser at its discretion, may cause stop transfer orders to be placed with its transfer agent with respect to the Consideration Shares during the Pooling Lock-up Period;
6.10 acknowledges and agrees that all offers and sales of the Consideration Shares shall only be made in compliance with
     (i) the Pooling Lock-up Period and (ii) Purchaser's insider trading and blackout period policies, as from time to time in effect; and (iii) pursuant to an effective registration statement under the Act or an exemption from registration under the Act.
Article 7: Guarantees
[Guarantors to guarantee obligations of Vendors].
Article 8: Governing law/Competent court
8.1 This deed, including its annexes, is governed by Dutch law. Any dispute arising under this agreement or any other agreement resulting therefrom shall be brought before the competent Court of Amsterdam, the Netherlands.

Signed in twofold in [     ], on [     ]



Vendors                          Guarantors
Purchaser
Annex 1: Representations and Warranties (article 3.1)

Annex 2: Details of Company and Subsidiaries
Placebo BV
Echo Medical BV
Til Occam  (UK)
Medstat (Norway)
Medstat (Baltic)
Item
Mirai (Poland)
Mirai (Czech)
Mirai (Hungary)
Mirai (Russia)
ANNEX 1 to the Share Purchase Agreement of [          ] between
[Vendor] and [Purchaser]
This annex forms an integral part of the Share Purchase Agreement between [Vendors], [Purchaser] and [Guarantors] of [date] on the sale and purchase of the Shares (hereinafter: the Agreement).
The terms, as defined in said agreement will have the same meaning in this annex. Save where the context otherwise requires the expression "the Company" shall mean the Company and each of the Subsidiaries.
"Industrial Property Rights"  shall mean patents, trade marks, registered designs, pending
                              applications for any of the
                              foregoing, trade or business names
                              and copyright and [design rights];
                              and
"Accounts"                    shall mean [the audited balance
                              sheet as at the
                              [                          ] and
                              audited profit and loss account for
                              the year ended on the
                              [                         ] of each
                              of the Company and the Subsidiaries
                              including in the case of the
                              Company the audited consolidated
                              balance sheet as at such date and
                              the audited consolidated profit and
                              loss account for such period and in
                              each case the] [directors report
                              and notes, if any];
Representations and Warranties
The Vendors represent and warrant to Purchaser as follows:
1.1    Corporate Standing
       The Company is duly organised and validly existing under the laws of the Netherlands.
1.2    Articles of Association
       The Articles of Association of the Company as currently in force do not contain any provision which could prevent or impair the performance of any obligation of the Vendor under the Agreement.
1.3    Directorships and Permanent Powers of Attorney
       Annex 1.3 to this Annex lists the names of all members of the executive board [and the supervisory board] of the Company, and of all the individuals who have permanent powers of attorney to represent the Company.
1.4    Capital and Shares
       There are neither share certificates nor depository receipts (certificaten) in respect of the Shares. The Shares have been validly issued and fully paid up, and are free from all pledges, liens and other encumbrances. No subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares or capital stock of the Company is authorised or outstanding. The Company is under no obligation whatsoever to issue any further shares and no resolution to that effect has been passed. The Company has fulfilled all its statutory and legal obligations.
1.5    Register of Shareholders
       The Register of Shareholders of the Company (Annex 1.5) is correct in all respects, complete and up-to-date.
1.6    The Annual Accounts
       a. The Accounts, a copy of which is attached hereto as Annex 1.6, have been prepared in accordance with the requirements of all relevant laws and accounting principles generally accepted In the Netherlands applied on a consistent basis and give a true and fair view of the assets and liabilities and of the net worth and financial position of the Company as at [ ] ("the Balance Sheet Date").
       b. The Accounts apply accounting policies which have been consistently applied in the audited balance sheet and profit and loss accounts for the three financial years prior to the Balance Sheet Date (except for intervening Statements of Standard Accounting Practice and Financial Reporting Standards);
       c. On the Balance Sheet Date the Company did not have any liabilities or commitments, contingent or otherwise, whether mature or not, not included or provided for in the Accounts.
       d. Full provision has been made in the Accounts for all accounts receivable considered by the Company's management to be bad and doubtful and not adequately covered by insurance.
       e. As of the Balance Sheet Date no dividends or distributions have been declared or paid by the Company.
       f. Full provision or reserve has been made in the Accounts for all taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income profits or gains earned accrued or received on or before the Balance Sheet Date or any event on or before the Balance Sheet Date including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred taxation.
       g.     In the Accounts:-
              (i) the Company's work in progress/back log has
                  been valued on a basis consistent with that adopted for the purpose of the Company's audited accounts in respect of the beginning and end of each of the three last preceding accounting periods;
              (ii)       redundant or obsolete work in
                  progress/back log as at the Balance Sheet Date has been wholly written off;
1.7    Absence of Certain Changes or Events
       Since the Balance Sheet Date there has not been any change in the condition, financial, commercial or otherwise, of the Company which has adversely affected to a material extent its business, properties or financial condition, other than changes occurred in the ordinary course of its business. In particular, no fixed assets have been acquired or disposed of, and no material contracts, commitments or investments have been entered into in the period referred to. There were no commitments on capital account outstanding at the Balance Sheet Date (save as disclosed in the Accounts) and since the said date the Company has not entered into, or agreed to enter into, any material capital commitments.

1.8    Certain Assets
       The Company has good and marketable title to all its assets as reflected in the Accounts or acquired since the Balance Sheet Date, other than assets or properties sold or otherwise disposed of in the ordinary course of its business, free and clear of all encumbrances other than as explicitly disclosed in the Accounts.
1.9    Corporate Records
       All resolutions of the shareholders' meetings of the Company since its incorporation were fully and accurately recorded, and the records relating thereto as well as any other records which must be kept by law are being properly kept by the Company, and have been made available to the Purchaser.
1.10   Borrowings
       The total amount borrowed by the Company and its Subsidiaries from its bankers does not exceed its overdraft facilities and the total amount borrowed by the Company and its Subsidiaries from whatsoever source does not exceed any limitation on its borrowing contained in the Articles of Association of, or in any Debenture or Loan Stock Deed or other instrument executed by, the Company or any subsidiary.
1.11   Bank accounts
       A statement of the bank accounts of the Company and of the credit or debit balances on such accounts as at a date not more than seven days before the date hereof has been supplied to the Purchaser. The Company has no other bank or deposit accounts (whether in credit or overdrawn) not included in such statement. Since such statement there have been no payments out of any such accounts except for routine payments and the balances on current account are not now substantially different from the balances shown on such statements.
1.12   Working Capital
       Having regard to existing bank and other facilities, the Company has sufficient working capital for the purposes of continuing to carry on its business as projected in the budget for the Company and its Subsidiaries for the 12 months [December 1997 through to November 1998 for that twelve month period] and for the purposes of executing, carrying out and fulfilling in accordance with their terms all projects and contractual obligations which have been undertaken by, the Company.
1.13   Continuance of facilities
       In relation to all debentures, acceptance credits, overdrafts, loans or other financial facilities outstanding or available to the Company ("facilities"):-
       a. the Vendors have supplied to the Purchaser in writing full details thereof and true and correct copies of all documents relating thereto are attached on Annex 1.13;
       b. neither the Vendors, nor the Company, has done anything nor are the Vendors aware of any circumstances whereby the continuance of any facility in full force and effect might be affected or prejudiced or which might give rise to any detrimental alteration in the terms or conditions of any of the facilities;
       c. none of the facilities is dependent upon the guarantee or indemnity of or any security provided by a third party other than the Company or a Subsidiary;
       d. no Vendor has any knowledge, information or belief that as a result of the acquisition of the Shares by the Purchaser any of the facilities might be terminated or mature prior to its stated maturity.
1.14   Legality of the Operation of the Business
       The Company has in all material respects complied with all laws, regulations and orders applicable to it, and the conduct of its business does not violate any provisions of any applicable laws, orders, regulations or requirements of any governmental agency having jurisdiction thereof.
       All necessary licences, consents, permits and authorisations (public and private) have been obtained by the Company to enable it to lawfully carry on its business in the places and in the manner in which such business is now carried on, and all such licences, consents, permits and authorisations are valid and subsisting, and the Vendors know of no reason why any of them should be revoked, cancelled or suspended.
       In particular, without limiting the generality of the foregoing, the Company has complied with all statutory, governmental or agency provisions in the field of work place protection, health and safety protection as well as in the field of environmental laws and regulations.
1.15   Company Name
       The Company does not carry on business under any name other than its company name, and it has the right to the use such name in respect of its business.
1.16   Intellectual Property Rights
       a. The business of the Company as now carried on does not and is not likely to infringe any Industrial Property Right of any other person (or would not do so if the same were valid) or give rise to a liability to pay compensation and all licences to the Company in respect of any such protection are in full force and effect.
       b. The Company has not (otherwise than in the ordinary and normal course of business) or on terms of confidentiality disclosed or permitted to be disclosed or undertaken or arranged to disclose to any person other than the Purchaser any of its know-how, trade secrets, confidential information or lists of customers or supplieres.
       c. The Company is not a party to any secrecy agreement or agreement which restricts the use or disclosure of information.
       d. Nothing has been done or omitted by the Company which would enable any licensee under a licence granted by the Company to be terminated by any other party to the licence or which in any way constitutes a material breach of terms of any licence.
       e. All Industrial Property Rights used or required by the Company in connection with its business are in full force and effect and are vested in and beneficially owned by or validly licensed to it.
       f. The Company is the sole beneficial owner of the Industrial Property Rights listed in Annex 1.16 and (where registration is possible) the Company has been and is registered as proprietor, and each of those Rights is valid and enforceable, and so far as the Vendors are aware none of them is being used, claimed, opposed or attached by any other person.
       g. No right or licence has been granted to any person by the Company to use in any manner or to do anything which would or might otherwise infringe any of the Industrial Property Rights referred to above; and no act has been done or omission permitted by the Company whereby they or any of them have ceased or will cease to be valid and enforceable.
1.17   Material Contracts and Commitments
       1.17.1 Except as disclosed in Annex 1.17, the Company is not a party or subject to any agreement, commitment or arrangement, whether in writing or oral, which:
       a. is a collective employment agreement or any other agreement with a labour union or an agreement with a works council;
       b. is a bonus, profit-sharing, incentive, pension, retirement, saving, severance pay, insurance (group or single) or ally other benefit plan or arrangement with or in favour of employees or others;
       c. is an employment contract or arrangement with a member of the board of management, or with any other employee;
       d. is one under which the other party thereto is expressly entitled under that contract to terminate the same as a result of any change of control, whether direct or indirect, of the Company;
       e. cannot be terminated by the Company within twelve months following the date of this Agreement without incurring any obligation to pay damages or compensation;
       f. concerns the sale of any subsidiary or part of the business of the Company and which has any express or implied representations or warranties still outstanding or any other ongoing obligations on the part of the Company;
       g. relates to the borrowing by the Company of money in excess of NLG[ ] (including loan agreements, bonds, credit facilities, mortgages and deeds of trust);
       h. relates to the lending by the Company of money in excess of NLG [ ];
       i. involves a guarantee or indebtedness or performance by the Company in excess of NLG [ ] outside the ordinary course of its business;
       j. is a hire purchase-, rental- or lease agreement to which the Company is a party or otherwise committed, and which is outside the ordinary course of business or implies payments in excess of NLG [
              ] each, annually;
       k. is not a trading contract or a contract referred to in item j above, but which entails to the Company a monetary obligation in excess of NLG [ ] annually or NLG [ ] totally,
       or
       1. constitutes a cartel or other anti-competitive arrangement
       1.17.2 The Company has performed all obligations required to be performed by it and is not in default under any contact, written or oral, of whatsoever nature.
       1.17.3 The execution of the Agreement will not in any way conflict with or result in the termination of or accelerate the performance required by or under any agreement to which the Company is a Party or for the financial consequences whereof it is responsible, or constitute a default thereunder or result in the creation of any encumbrance upon any of its assets.
1.18   Litigation
       The Company is not engaged in any legal action, nor any proceedings, investigations or material claims pending, threatened or likely to be asserted against or affecting the Company, which might involve any liability not fully covered by insurance or provided for in the Accounts or which might result in any material adverse change in the business operations or in the conditions, financial or other, of the Company, nor is there any basis for such legal action, proceedings or investigations known to the Vendors.
1.19   Insurance Policies
       a. The policies of insurance which are maintained by the Company afford the Company adequate cover against such risks as are commonly covered by insurance by companies carrying on the same type of business as the Company.
       b. The Company is now, and has at all material times been, adequately covered against accident, damage, injury, third party loss (including service/product liability), loss of profits and other risks normally covered by insurance.
       c. All insurance is currently in full force and effect and nothing has been done or omitted to be done which could make any policy of insurance void or voidable or which is likely to result in an increase in premium.
       d. There is no claim outstanding under any such policy nor are the Vendors/Guarantors aware of any circumstances likely to give rise to a claim.
       e. The Company has paid all sums falling due in respect of premiums on all policies of insurance maintained by the Company [and the Company will at its expense from time to time:-
              (i) renew all policies due for renewal between the
                  date hereof and the Completion Date for a reasonable and normal period of renewal; and
              (ii)       insure and maintain insurance for the
                  full value thereof upon all assets coming into its possession between the said date in accordance with its normal practice and for a reasonable and normal period,]
1.20   Employees
       No employee of the Company has been granted notice period, severance pay or other right in excess of their entitlement under the law or any existing collective labour agreement, nor has any such employee given or received notice of termination to expire after the date of the Agreement Except as disclosed in Annex 1.20a., the Company has not made any promises vis-a-vis its personnel in respect of salary or position improvements which have as yet not been implemented. The list of employees, attached to this Agreement as Annex 1.20.b. is complete and all data regarding salaries, pensions, date of birth, date of employment etc. are correct.
1.21   Pensions
       Except as disclosed in Annex 1.21, the Company does not have any obligation, whether legally or established by custom, to pay any pension or other payment after retirement to or in respect of any person who is or has been its (managing or supervisory) director or employee.
1.22   Taxes and Contributions to Social Security and State
       Pension Schemes
       All returns relating to tax and contributions to social security and state pension schemes which should have been filed (including but not limited to those relating to VAT) by or for the Company have been duly and correctly made and filed, and all the taxes and social security and state pension contributions have been paid when due.
       Without prejudice to the provision in item 1.6 of this Annex, at the date of the Agreement no additional assessments have been imposed or claims for repayment made by any governmental authority in respect of any tax or levy, any grant or premium received, or any social security or state pension contributions regarding the period preceding the date of the Agreement, nor will any such additional assessments he imposed except as provided for in the Annual Accounts or as a normal consequence of the ordinary course of business of the Company carried on after the Balance Sheet Date.
       Taxes and levies as used in this item l.22 include taxes imposed both by Dutch and foreign tax authorities.
1.23   Environmental matters
       [to be specified]
1.24   Insolvency
       No order has been made or petition presented or resolution passed for the winding up of the Company, nor has any distress execution or other process been levied in respect of the Company, nor is there any unfulfilled or unsatisfied judgment or court order outstanding against the Company.
1.25   Particulars of Subsidiaries
       The particulars of the Subsidiaries set out in Annex 2 above are true and complete and the shares of the Subsidiaries are held and owned as shown in Annex 2 free from all encumbrances and with all rights now or hereafter attaching thereto and the Company has no other subsidiary.
1.26   Capacity of Vendors
       Each Vendor has full power to enter and perform this Agreement, which when executed constitute binding obligations on each Vendor in accordance with their terms.
1.27   Vendors' other interests
       No Vendor nor any Associate of any Vendor has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with the business or the proposed business of the Company save as the registered holder or beneficial owner of any class of securities of any company if such class of securities is listed on any recognised investment exchange and in respect of which such person holds, or is beneficially interested in, (together with his Associates) less than five per cent. of any single class of the securities in that company.
1.28   Material Disclosure
       All information contained or referred to in the Agreement or the Exhibits or Annexes thereto is accurate in all respects, and there is no fact, matter or circumstance which renders any such information misleading. The Vendors/Guarantors are not aware of any other information, which may reasonably be regarded as material to an accurate appraisal of the business, the assets, liabilities and affairs of the Company and which has not been disclosed to the Purchaser.
       The representations and warranties by Vendors, contained or referred to in the Agreement or the Exhibits or Annexes thereto remain in full force and effect [in case it appears that the Purchaser has failed in its obligation to examine or investigate unless Vendors can substantiate gross negligence on the Purchaser's part.]


1.29   Net Assets
       The value of current assets less current liabilities as at [the date hereof] is not less than their value as at the Balance Sheet Date.




/s/Els van der Linden
Van der Linden Holding B.V.

/s/Louis Paul Steinberg
Steinberg Holding B.V.

/s/Els van der Linden
Toho Pharmaceutical Co. Ltd.

/s/Louis Paul Steinberg
Louis-Paul Steinberg (and spouse)

/s/Barry R. Philpott
PAREXEL International Corporation

/s/Els van der Linden
Mirai B.V.